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Exhibit 99.1

Contact: Gregory J. Rau
President and Chief Executive Officer
Minuteman International, Inc.
630/627-6900

FOR IMMEDIATE RELEASE
July 8, 2004

Minuteman International, Inc. and Hako-Werke International GmbH Sign
Definitive Merger Agreement for Going-Private Transaction

        ADDISON, IL, July 8, 2004—Minuteman International, Inc. (Nasdaq: MMAN), the floor-care equipment and chemical manufacturer, announced today that it has entered into a definitive merger agreement with Hako-Werke International GmbH, a German-based entity which through a subsidiary owns approximately 68% of Minuteman's common stock. The merger agreement provides for the merger of a wholly owned subsidiary of Hako-Werke into Minuteman. Shareholders of Minuteman (other than Hako-Werke and its wholly owned subsidiary) would receive $13.75 per share in cash in exchange for their cancelled shares of Minuteman common stock. The proposed per share merger consideration represents a 23.4% premium over the $11.14 per share price on the trading day immediately prior to the April 5, 2004 public announcement of Hako-Werke's original proposal. The aggregate value of the merger to the public shareholders is approximately $15.8 million.

        Hako-Werke originally made an offer on April 5, 2004 to acquire all of the shares of Minuteman that Hako-Werke did not already beneficially own. At such time, the Minuteman board of directors appointed a Special Committee of independent directors to review, evaluate and negotiate the offer on behalf of the public shareholders of Minuteman. The Special Committee has been advised by Winston & Strawn, LLP, counsel to the Committee, and by Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Committee. Bell, Boyd & Lloyd LLC served as counsel to Hako-Werke, and Jenner & Block LLP represented Minuteman.

        The Minuteman board of directors, following the unanimous recommendation of a Special Committee of independent directors, has approved the merger agreement. The Special Committee and the Board received a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that the consideration to be received by the public shareholders of Minuteman in the merger is fair from a financial point of view.

        The merger is subject to certain conditions, including approval of a two-thirds majority of Minuteman's outstanding shares. Shareholders of Minuteman will be asked to approve the transaction at a special shareholders meeting, currently expected to be held in October of this year. Hako-Werke has agreed to cause to be voted in favor of the merger the approximately 68% of Minuteman's common stock Hako-Werke beneficially owns.

        If the merger is completed, Minuteman will become a privately-held company and wholly owned by Hako-Werke. Accordingly, following the merger, Minuteman's stock will no longer be registered under the Securities Exchange Act of 1934, as amended, or quoted on The Nasdaq Stock Market.

        Minuteman, headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of maintenance products including industrial and commercial vacuums, critical-filter vacuums, sweepers, scrubbers, floor and carpet machines, Minuteman PowerBoss(R) sweepers and scrubbers, Minuteman Parker(R), Litter Vacs(R) and Multi-Clean(R) chemicals for industrial, commercial and institutional facilities. Minuteman has dealers in more than 60 countries. More information can be found on the Minuteman website at www.minutemanintl.com.

        Minuteman intends to file a preliminary proxy statement, Schedule 13E-3 and other relevant documents with the Securities and Exchange Commission as soon as possible. The definitive proxy statement will be sent to Minuteman's shareholders. This press release is not a substitute for any proxy statement,

Schedule 13E-3, or other filing that may be made with the Securities and Exchange Commission in connection with the proposed merger. If such documents are filed with the Securities and Exchange Commission, investors are encouraged to read them because they will contain important information about the special shareholders meeting and the transaction. Any such filings will be available free of charge at the Securities and Exchange Commission's website (www.sec.gov), Minuteman's website (www.minutemanintl.com) or by contacting Minuteman directly.

        Minuteman and Hako-Werke and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Minuteman shareholders in favor of the merger. Certain directors and executive officers of Minuteman have direct or indirect interests in the proposed merger, including, among others, beneficial ownership of shares of Minuteman's common stock. In addition, one of the directors of Minuteman serves as Managing Director of Hako-Werke. These interests will be described in the proxy statement when it becomes available.

        This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Minuteman believes that forward-looking statements made by it are made upon the basis of reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in Minuteman's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement, and quarterly 10-Q filings, copies of which are available from Minuteman without charge.

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Minuteman International, Inc. and Hako-Werke International GmbH Sign Definitive Merger Agreement for Going-Private Transaction